SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                     _____



Date of Report (Date of earliest event reported)     July 1, 1997
                                                --------------------------------

                                  VIRAGEN, INC.
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             (Exact name of registrant as specified in its charter)


       Delaware                     0-10252                   59-2101668
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(State or other jurisdiction    (Commission File           (IRS Employer
 or incorporation)                   Number)               Identification No.)



           865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324
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          (Address of principal executive offices, including zip code)



Registrant's telephone number, including area code  (954) 233-8746



                  2343 West 76th Street, Hialeah, Florida 33016
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          (Former name or former address, if changed since last report)







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ITEM 5 - OTHER EVENTS

      The Company has reached a series of agreements with the holders of its Series B, Series C, Series D and Series E Preferred Stock in order to restructure certain of the terms of such Preferred Stock. At August 15, 1997, there were no shares of Series B Preferred Stock outstanding, 974 shares of Series C Preferred Stock outstanding, 8,450 shares of Series D Preferred Stock outstanding and 4,000 shares of Series E Preferred Stock outstanding. The Company had initiated the restructuring in order to mitigate concerns of the Company and the investment community concerning the "overhang" of the Company's Common Stock represented by the potential conversion of these outstanding series of Preferred Stock under their original terms. The primary result of such negotiations was to restrict or eliminate the potential conversion of such Preferred Stock.

      (1.) Effective July 1, 1997, the Company exchanged its Promissory Note in the principal amount of $9,720,240.86 for 7,445 shares of Series B Preferred Stock. The Note bears interest at the rate of 10% per annum, and the principal amount and interest is payable in nine monthly installments beginning October 1, 1997 and ending June 1, 1998. The Note is prepayable without premium or penalty and is non-convertible.

      (2.) The Company has consummated an agreement with the holders of its Series C Preferred Stock to modify contractually the conversion price and the conversion lockup arrangements with regard to the Series C Preferred Stock. The conversion price of the Series C Preferred Stock has now been changed to the lower of (i) $2.20 per share and (ii) the average closing price of the Company's Common Stock over the 5 day period ending on the day prior to the conversion of the Preferred Stock.

      (3.) The Company has consummated an agreement to exchange 7,950 shares of its newly created Series F Preferred Stock, $1,000 face value per share, for an equal number of shares of its previously existing Series D Preferred Stock. The most significant change relative to the Series F Preferred Stock is the limitation imposed on the holder that during any two week period while the Series F Preferred Shares are outstanding, the holder may not request the conversion into Common Stock of any Series F Preferred Stock having a stated value greater than $800,000 (800 shares). The Series F Preferred Stock designations also provide the Company with a cash-out option in the event that the conversion price falls below $2.00 U.S. per Common share in which case the Company has the right to pay the holder cash equal to the stated value of the Series F Preferred Stock to be converted plus 12% of such amount. In consideration of the holder of the Series D Preferred Stock agreeing to this limitation on conversion, the Company increased the dividend rate from 6% for the Series D Preferred Stock to 10% for the Series F Preferred Stock. No other material changes were made in the substantive terms from the previously issued Series D Preferred Stock other than certain administrative terms.

      (4.) The Company consummated an agreement to exchange 4,000 shares of its newly created Series G Preferred Stock, $1,000 face value per share, for an equal number of shares of its previously existing Series E Preferred Stock.


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Under the terms of the newly created Series G Preferred  Stock, the holder would be restricted from converting such shares if the market price of the Company's Common Stock is less than $2.50, subject to adjustment, at the date the conversion notice is delivered to the Company. In addition, commencing September 10, 1997 and on the third business day of each of the five consecutive calendar months thereafter commencing October 1997 through February 1998, the Company will be required to redeem 667 Shares of Series G Preferred Stock, less the number of Series G Preferred Stock converted during the preceding calendar month, at a redemption price equal to the sum of (i) $1,000 divided by the applicable conversion percentage and (ii) all dividends accrued and unpaid on the Series G Preferred Stock at the applicable redemption date. In consideration for these restrictions on conversion of the Series G Preferred Stock, the Company has agreed to increase the dividend rate from 5% for the Series E Preferred Stock to 10% for the Series G Preferred Stock. No other material changes have been made in the substantive terms from the previously issued Series E Preferred Stock.


ITEM 7 - FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)   EXHIBITS:

            1.    10% Promissory Note.

            2. Certificate of Designations, Preferences and Rights of the Series F Convertible Preferred Stock.

            3. Certificate of Designations, Preferences and Rights of 10% Cumulative Convertible Preferred Stock, Series G.

            4.    Series F Convertible Preferred Stock Exchange Agreement.

            5.    Series G Convertible Preferred Stock Exchange Agreement.


















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                                   SIGNATURES


      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    VIRAGEN, INC.



                                     By: /s/ Dennis W. Healey
                                        ----------------------------------------
                                       Dennis W. Healey, Executive Vice
                                       President and Principal Financial Officer



DATED:  September 22, 1997.




























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